Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form N-2 of Gladstone Capital Corporation of our report dated November 13, 2019 relating to the financial statements and financial statement schedule and the effectiveness of internal control over financial reporting and of our report dated November 13, 2019 relating to the senior securities table, which appear in the Gladstone Capital Corporation Annual Report on Form 10-K for the year ended September 30, 2019. We also consent to the references to us under the headings “Senior Securities” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

McLean Virginia

November 13, 2019